UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 31, 2014

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53473	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600

Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

      .      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

      .      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02  Unregistered Sales of Equity Securities.

During December 2013 and early January 2014, we sold to investors in a private offering an aggregate of 350,000 shares of restricted common stock and 87,500 warrants to purchase shares of restricted common stock.  Each warrant has an exercise price of $6.00 per share and expires on December 31, 2018.  We received aggregate consideration of $1,400,000 for the securities.

On January 31, 2014, we sold to investors in a private offering an aggregate of 1,400,000 shares of restricted common stock and 350,041 warrants to purchase shares of restricted common stock.  Each warrant has an exercise price of $6.00 per share and expires on December 31, 2018.  The securities were sold in units, each of which consisted of one share of common stock and ¼ of a warrant to purchase a share of common stock (the “Units”).  We received aggregate consideration of $5,600,000 for the securities.  In connection with the sale of these securities, we paid National Securities Corporation, the placement agent, a fee of $560,000 and paid additional transaction expenses of approximately $25,000 plus issued the placement agent warrants to purchase a total of 140,000 Units at an exercise price of $6.00 per Unit until December 31, 2018.

We also granted registration rights to the purchasers in both offerings, whereby, under certain terms and conditions, we agreed to use our best efforts to file a registration statement with the Securities and Exchange Commission covering the resale of the common stock purchased in the offerings and the shares of common stock underlying the warrants purchased in the offerings.

The securities in both offerings described above were issued to investors under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of the securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the purchasers represented that they were “accredited investors”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

Item 9.01  Financial Statements and Exhibits.

99.1

Press Release dated February 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: February 3, 2014	By: /s/ John Brda
John Brda
President

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